Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2007 (June 7, 2007 as to Note 20), relating to the financial statements and financial statement schedule of Trina Solar Limited, appearing in the Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2006.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

July 10, 2007